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                                                                    EXHBIT 2.6.1



                AMENDMENT NO. ONE TO PURCHASE AND SALE AGREEMENT


     THIS AMENDMENT NO. ONE (this "Amendment") is made and entered into as of July 29, 1996, by and among EDWARD P. GRACE, III and SAMUEL J. ORR, JR. (together, jointly and severally, "Seller"), and WHIP POOLING CORPORATION, a Georgia corporation ("Purchaser").


                                    PREAMBLE

     WHEREAS, Purchaser and Sellers entered into a Purchase and Sale Agreement as of June 14, 1996 (the "Agreement"), the consideration for which was based in part on the market price of LSI Common Stock; and

     WHEREAS, the market price of LSI Common Stock has changed significantly since June 14, 1996; and

     WHEREAS, the Purchaser and the Sellers are of the opinion that the Agreement should be amended to reflect certain changes which have been negotiated with regard to the structure and consideration in the Merger; and

     WHEREAS, the Purchaser and the Sellers are of the opinion that the transactions described herein are in the best interest of the parties.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


     Section 3 - Purchase Price and Payment, shall be deleted in its entirety and replaced with the following:

             Section 3. PURCHASE PRICE AND PAYMENT.

             The purchase price for the Property (the "Purchase Price") shall be One Million and No/100 Dollars ($1,000,000.00). Said Purchase Price shall be payable by Purchaser to Seller at Closing by (i) Purchaser's assumption of the Mortgage Indebtedness, plus (ii) Purchaser's transfer to Seller of shares of common stock of Longhorn Common Stock, no par value ("Longhorn Stock"). At Closing, Seller shall receive that number of shares of Longhorn Stock obtained by dividing the difference between the Purchase Price and the Mortgage Indebtedness assumed by Purchaser, by $16.00, rounded to the nearest one share. The "Mortgage Indebtedness" shall mean the outstanding balance of principal and interest under the Mortgage Loan (as hereinafter defined), which Purchaser shall assume in connection with the Closing; provided, however, that the Mortgage Indebtedness

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        assumed by Purchaser shall not exceed the Purchase Price.  The "Mortgage
        Loan" shall mean that certain first mortgage loan made by Citizens Savings Bank to Seller secured by all or any part of the Property and evidenced by that certain Secured Promissory Note dated July 21, 1994 in the original principal amount of $1,015,000.00.


     All capitalized terms contained in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed under seal by their respective duly authorized representatives as of the date and year first above written.


                                    SELLER:


                                    /s/ Edward P. Grace, III
                                    ----------------------------------
                                    Edward P. Grace, III


                                    /s/ Samuel J. Orr, Jr.
                                    ----------------------------------
                                    Samuel J. Orr, Jr.


                                    PURCHASER:


                                    WHIP POOLING CORPORATION


                                    By: /s/ Richard E. Rivera
                                        ------------------------------
                                    Printed Name: Richard E. Rivera
                                                  --------------------
                                    Title: President
                                           ---------------------------


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